Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Susan Eich
+1 612 851 6205
susan.eich@softbrands.com

SOFTBRANDS ANNOUNCES FOURTH QUARTER AND FISCAL 2005 RESULTS

Minneapolis, Dec. 15, 2005 – SoftBrands, Inc. (OTC: SFBD) today announced its financial results for fourth quarter and fiscal 2005.

Revenues for fiscal 2005 were $70.8 million, compared with $69.2 million in fiscal 2004, an increase of 2.3 percent.

SoftBrands reported net income of $7,344,000, or 18 cents per diluted common share, for the fiscal year ended Sept. 30, 2005, compared with a net loss of $6,468,000, or a loss of 16 cents per diluted common share, for the twelve months ended Sept. 30, 2004.  Following is a discussion of the significant items that had an impact on full-year results:

• Fiscal 2005 results benefited from income from discontinued operations, net of tax, of $10,343,000 primarily from a distribution from the AremisSoft Corporation Liquidating Trust that occurred in third quarter fiscal 2005. Fiscal 2004 results include income from discontinued operations of $1,355,000.

• Net Income in 2005 benefited from a credit to restructuring expense of $261,000; this compares with $950,000 of restructuring charges in the 2004 fiscal year.

• Interest expense was $7,062,000 in fiscal 2005, which included costs in the fourth quarter associated with the early repayment of long-term debt; in fiscal 2004 interest expense was $4,146,000.

• Fiscal 2004 included a $4,936,000 charge related to the change in value of a mandatorily redeemable common stock warrant.

Operating income for fiscal 2005 was $1,310,000, compared with $324,000 in the prior year, reflecting the restructuring expense credit and charge noted above.

“From a financial, managerial and strategic standpoint, SoftBrands is now in the position we have been driving toward for the past four years,” said George Ellis, SoftBrands chairman and chief executive officer. “The changes we made to our capital structure position the company for improved profitability moving forward and we now have strong operational leadership executing focused growth strategies for our manufacturing and hospitality businesses. We expect to build off the progress made in fiscal 2005, leading to improved revenue growth in fiscal 2006.”

Fourth Quarter Results

Revenues for fourth quarter 2005 were $17.1 million, compared with $17.8 million in the 2004 period. Maintenance revenue accounted for 61.2 percent of total revenues in the current quarter and 62.8 percent of revenues in fourth quarter 2004.

The company reported a net loss of $3,129,000, or a loss of 8 cents per diluted common share, for the three months ended Sept. 30, 2005, compared with a net loss of $1,115,000, or a loss of 3 cents per diluted common share, for fourth quarter fiscal 2004. The net loss in fourth quarter 2005 results in part from costs associated with the early repayment of debt, reflected in higher interest expense; and a loss from discontinued operations related to increased tax expense in discontinued operations.  Fourth quarter 2005 operating income was $133,000 compared with operating income of $1,170,000 in the comparable period in the prior year.  Operating income in fourth quarter 2004 included a restructuring credit of $761,000.

In the company’s manufacturing business, revenues increased 8.5 percent to $13.1 million in fourth quarter 2005, compared with $12.1 million in the 2004 period, reflecting strength in license revenues, driven by sales of Fourth Shift, particularly in the EMEA region.  Fourth quarter 2005 operating income in manufacturing increased more than 12 percent to $3,899,000, from $3,469,000 in the prior year quarter, due to a strong increase in license revenue and a slight increase in maintenance revenue.

In the company’s hospitality business, revenues declined to $4.0 million in fourth quarter 2005, from $5.7 million in the prior year quarter, primarily as a result of a decline in license revenues and lower maintenance revenues associated with legacy products.  Fourth quarter 2005 operating income for SoftBrands’ hospitality business was essentially breakeven, compared with operating income of $817,000 in the prior year quarter.

Corporate expense was higher in the quarter primarily due to increased unallocated marketing costs, costs related to being a public company and costs related to Sarbanes-Oxley compliance.  Total corporate costs were $3,767,000 and $3,116,000 for the fourth quarter of 2005 and 2004, respectively.

Cash and Liquidity

SoftBrands ended fiscal 2005 with a much stronger balance sheet than it had at the end of fiscal 2004.  As of Sept. 30, 2005, SoftBrands had $16,034,000 in total unrestricted cash, compared with $9,719,000 at Sept. 30, 2004.

In June 2005 SoftBrands received a $12,641,000 cash distribution from the AremisSoft Corporation Liquidating Trust.

In Aug. 2005 SoftBrands sold 18,000 shares of 6% Series C Convertible Preferred Stock and Warrants to purchase up 1,200,000 shares of common stock; proceeds, net of issuance costs were $16,456,000.

Funds from the Trust proceeds and equity financing enabled the early extinguishment of $20.0 million of long-term debt. As a result, at the end of the fiscal fourth quarter, SoftBrands was essentially debt free.

Conference Call

SoftBrands will hold its fourth quarter earnings conference call at 10am CDT today, December 15, 2005.  Interested parties may listen to the call by dialing 800-706-7741 or international 617-614-3471 (passcode: 41998028). A live webcast will also be available on www.softbrands.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through Dec. 18. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 16637309). The webcast will be archived on www.softbrands.com for approximately one year.

Forward-looking Statements

All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:

•                  Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments, or the geographies, we serve;

•                  Our ability to timely complete and introduce, and the market acceptance of, our new products;

•                  Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•                  Our ability to manage international operations;

•                  Our ability to maintain and expand our base of clients on software maintenance programs; and

•                  The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small to medium-sized businesses in the manufacturing and hospitality industries worldwide. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has more than 590 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.

Tables Follow

SoftBrands, Inc.

Consolidated Balance Sheets

in thousands, except share and per share data

(unaudited)

	September 30, 2005	September 30, 2004
Assets
Current assets
Cash and cash equivalents	$16,034	$9,719
Accounts receivable, net	5,363	6,289
Prepaid expenses and other current assets	1,134	1,224
Total current assets	22,531	17,232
Furniture, fixtures and equipment, net	1,986	2,382
Restricted cash	648	846
Goodwill	22,947	22,947
Intangible assets, net	3,783	7,917
Other long-term assets	6	1,127
Total assets	$51,901	$52,451

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt and capital leases	$260	$547
Accounts payable	2,240	2,169
Accrued expenses	5,707	6,775
Accrued restructuring costs	203	1,214
Deferred revenue	15,355	18,014
Other current liabilities	1,352	1,892
Total current liabilities	25,117	30,611

Long-term debt and capital leases		17,675
Other long-term liabilities	292	594

Total liabilities	25,409	48,880

Stockholders’ equity

Series A and undesignated preferred stock, $0.01 par value; 10,647,973 and 15,000,000 shares authorized, respectively; no shares issued or outstanding
Series B Convertible Preferred Stock, $0.01 par value; 4,332,000 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C Convertible Preferred Stock, $0.01 par value, 20,027 shares authorized, 18,000 shares issued and outstanding; liquidation value of $18,000 plus unpaid dividends	15,065

Common Stock, $0.01 par value; 110,000 shares authorized; 40,030,000 and 40,000,000 shares issued and outstanding, respectively	400	400

Additional paid-in capital	173,756	172,497
Accumulated other comprehensive loss	(1,893)	(1,146)
Accumulated deficit	(165,904)	(173,248)
Total stockholders’ equity	26,492	3,571

Total liabilities and stockholders’ equity	$51,901	$52,451

SoftBrands, Inc.

Consolidated Statements of Operations

in thousands, except per share data

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenue
Software licenses	$2,556	$2,020	$10,452	$9,094
Maintenance	10,486	11,151	43,537	44,054
Professional services	3,254	3,703	13,309	12,833
Third-party software and hardware	827	893	3,483	3,194
Total revenue	17,123	17,767	70,781	69,175

Cost of revenues
Software licenses	919	1,333	4,503	5,107
Maintenance	3,509	3,599	14,094	14,596
Professional services	2,459	2,953	10,421	10,691
Third-party software and hardware	532	590	2,519	2,387
Total cost of revenues	7,419	8,475	31,537	32,781
Gross profit	9,704	9,292	39,244	36,394

Operating expenses
Selling, general and administrative	7,388	6,978	29,770	26,565
Research and product development	2,183	1,905	8,425	8,555
Restructuring related		(761)	(261)	950
Total operating expenses	9,571	8,122	37,934	36,070
Operating income	133	1,170	1,310	324
Interest expense	(4,016)	(835)	(7,062)	(4,146)
Change in value of mandatorily redeemable common stock warrant		(1,615)		(4,936)
Other income, net	304	122	602	181
Loss from continuing operations before provision for income taxes	(3,579)	(1,158)	(5,150)	(8,577)
Benefit from income taxes	(2,190)	(43)	(2,151)	(754)
Loss from continuing operations	(1,389)	(1,115)	(2,999)	(7,823)
Discontinued operations
Income (loss) from discontinued operations, net of tax	(1,740)		10,343	1,355
Net income (loss)	(3,129)	(1,115)	7,344	(6,468)

Preferred stock dividend	132		132

Net income (loss) available to common Shareholders	$(3,261)	$(1,115)	$7,212	$(6,468)
Basic and diluted earnings (loss) per common share
Continuing operations	$(0.03)	$(0.03)	$(0.08)	$(0.19)
Discontinued operations	$(0.05)		$0.26	$0.03
Net income (loss)	$(0.08)	$(0.03)	$0.18	$(0.16)

Weighted average basic and diluted shares outstanding	40,030	40,030	40,030	40,015

Operating Results Summary

(In thousands. Unaudited)

	Three Months Ended September 30,
	2005		2004		% Change
	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss) (1)	Revenue	Operating Income (Loss)

Manufacturing	$13,128	$3,899	$12,095	$3,469	8.5%	12.4%
Hospitality	3,995	1	5,672	817	(29.6)%	(99.9)%
Corporate		(3,767)		(3,116)		20.1%

Total Company	$17,123	$133	$17,767	$1,170	(3.6)%	(88.6)%

	Twelve Months Ended September 30,
	2005		2004		% Change
	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss) (1)	Revenue	Operating Income (Loss)

Manufacturing	$50,597	$14,380	$49,137	$11,085	3.0%	29.7%
Hospitality	20,184	2,268	20,038	1,415	0.7%	60.3%
Corporate		(15,338)		(12,176)		26.0%

Total Company	$70,781	$1,310	$69,175	$324	2.3%	304.3%

NM: Percentage not meaningful.

(1) Certain reclassifications were made to unallocated corporate expenses in fiscal 2004 to conform with the 2005 presentation.

Revenue by Segment and Geography

(In thousands. Unaudited)

	Three Months Ended September 30,
	2005			2004
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Americas	$7,719	$1,601	$9,320	$7,489	$2,780	$10,269
Europe, Middle East & Africa	3,651	1,875	5,526	3,028	2,229	5,257
Asia Pacific	1,758	519	2,277	1,578	663	2,241
	$13,128	$3,995	$17,123	$12,095	$5,672	$17,767

	Twelve Months Ended September 30,
	2005			2004
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Americas	$30,696	$7,402	$38,098	$30,130	$8,569	$38,699
Europe, Middle East & Africa	13,088	10,377	23,465	12,726	8,927	21,653
Asia Pacific	6,813	2,405	9,218	6,281	2,542	8,823
	$50,597	$20,184	$70,781	$49,137	$20,038	$69,175